UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: May 27, 2005 (Date of earliest event reported: May 23, 2005)

LAZY DAYS’ R.V. CENTER, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Florida	333-114210	59-1764794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6130 Lazy Days Boulevard

Seffner, Florida 33584-2968

(Address of Principal Executive Offices, including Zip Code)

(800) 626-7800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 23, 2005 Lazy Days’ R.V. Center, Inc. (the “Company”) entered into an Amendment No. 2 to its Second Amended and Restated Floor Plan Credit Agreement (the “Agreement”) among the Company, Bank of America, N.A., as Administrative Agent and as Collateral Agent, and Bank of America, N.A. and Keybank National Association, as Lenders, which amends the Agreement originally dated as of July 15, 1999, amended and restated as of July 31, 2002, amended and restated as of May 14, 2004, and as amended by Amendment No. 1 dated October 28, 2004.

The purpose of the Amendment was to amend the Agreement to modify the net debt to EBITDA ratios incorporated into the definitions “Adjusted LIBOR Rate” and “Adjusted Prime Rate” payable by the Company. The changes were made to take into account the effect of certain purchase accounting entries in connection with our acquisition transactions which occurred in May of 2004. The changes adjusted the applicable ratios in a manner favorable to the Company. The amendment also modified the measurement period for the Company’s capital expenditure covenant to provide that the Company will not permit the sum of the aggregate amount of Maintenance Capital Expenditures and the aggregate amount of Expansion Capital Expenditures (each as defined in the Agreement), during any calendar year to be greater than $5,000,000 plus any insurance proceeds received by the Company with respect to its assets.

A copy of the amendment is attached hereto as exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Exhibits

(c) Exhibit 99.1 — Amendment No. 2 to Second Amended and Restated Floor Plan Credit Agreement.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 27, 2005

LAZY DAYS’ R.V. CENTER, INC.

By:	/s/ Charles L. Thibault
Name:	Charles L. Thibault
Title:	Chief Financial Officer